EXHIBIT 3.4.3
                                                                   -------------

                             SALON MEDIA GROUP, INC.

              CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS
                                     OF THE
            SERIES D-1 PREFERRED STOCK, SERIES D-2 PREFERRED STOCK,
             SERIES D-3 PREFERRED STOCK, SERIES D-4 PREFERRED STOCK
                                      AND
                           SERIES D-5 PREFERRED STOCK

             (Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware)

     The undersigned Elizabeth Hambrecht, President and Chief Financial Officer, of Salon Media Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on July 17, 1999 (the "Restated Certificate of Incorporation"), the Board of Directors on May 19, 2004 adopted the following resolution creating a Series of 417 shares of Preferred Stock designated as Series D-1 Preferred Stock, a Series of 417 shares of Preferred Stock designated as Series D-2 Preferred Stock, a Series of 417 shares of Preferred Stock designated as Series D-3 Preferred Stock, a Series of 417 shares of Preferred Stock designated as Series D-4 Preferred Stock and a Series of 417 shares of Preferred Stock designated as Series D-5 Preferred Stock:

     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, five new Series of Preferred Stock of the Corporation be and it hereby are created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof are as follows:


     1. DESIGNATION AND AMOUNT.


     The new Series of Preferred Stock shall be designated Series D-1 Preferred Stock, par value $0.001 per share (the "Series D-1 Preferred Stock"), Series D-2 Preferred Stock, par value $0.001 per share (the "Series D-2 Preferred Stock"), Series D-3 Preferred Stock, par value $0.001 per share (the "Series D-3 Preferred Stock"), Series D-4 Preferred Stock, par value $0.001 per share (the "Series D-4 Preferred Stock") and Series D-5 Preferred Stock, par value $0.001 per share (the "Series D-5 Preferred Stock" and, together with the Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock and Series D-4 Preferred Stock, the "Series D Preferred Stock"). The Series D Preferred Stock and all outstanding Series of Preferred Stock shall be referred to herein collectively as the "Preferred Stock". The number of shares initially constituting the Series D-1 Preferred Stock shall be 417 shares. The number of shares initially constituting the Series D-2 Preferred Stock shall be 417 shares. The number of

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shares initially constituting the Series D-3 Preferred Stock shall be 417 shares. The number of shares initially constituting the Series D-4 Preferred Stock shall be 417 shares. The number of shares initially constituting the Series D-5 Preferred Stock shall be 417 shares.


     2. DIVIDENDS.


     The holders of the then-outstanding Series D Preferred Stock shall be entitled to receive, out of funds legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), when, as and if declared by the Board of Directors, dividends at the rate of five percent (5%) of the Original Series D Price (as defined in Section
5) as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each a "RECAPITALIZATION EVENT") per share per annum. No dividend may be declared or paid on any shares of Common Stock unless the dividends on the Preferred Stock has first been paid in its entirety. Dividends, if paid, must be paid on, or if declared and set apart for payment on, must be declared and set apart for payment on all outstanding series of Preferred Stock simultaneously, and if less than full dividends are paid on or declared and set apart for payment on all outstanding series, then the same percentage of the respective dividend rate on each outstanding series of Preferred Stock shall be paid or declared and set apart.


     3. LIQUIDATION.

          (a) Liquidation defined. "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction. For purposes of this Section 3, a merger or consolidation of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation immediately prior to such merger or consolidation own less than fifty percent (50%) of the voting stock of the surviving corporation immediately following such merger or consolidation, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

          (b) Preference. The holders of Series D Preferred Stock and the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of Common Stock, Series A Preferred Stock or Series B Preferred Stock, and by reason of their ownership thereof, an amount per share equal to
(i) in the case of the Series D Preferred Stock, one (1) times the applicable Original Series D Price (as defined in Section 5(a) below) (as adjusted for any Recapitalization Event) plus an amount equal to all declared but unpaid dividends with respect thereto, and (2) in the case of the Series C Preferred Stock, the amounts set forth in the first sentence of Section 3(b) of the Corporation's Certificate of Designation of Preferences and Rights of the Series C Preferred Stock (the "Series C Certificate"). The Series C Preferred Stock and the Series D Preferred Stock shall rank on a parity as to receipt of their respective preferential amounts for each such series upon the occurrence of such event. If the assets and funds available for distribution are insufficient to permit the payment to the holders of Series C Preferred Stock and holders of

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Series D Preferred Stock of their full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of Series C Preferred Stock and holders of Series D Preferred Stock ratably in proportion to the full preferential amounts which they would be entitled to receive pursuant to Section 3(b) of the Series C Certificate and this Section 3(b), respectively.

          (c) Remaining Assets.

               (i) After payment has been made to the holders of Series C Preferred Stock and the holders of the Series D Preferred Stock pursuant to
Section 3(b), the holders of the Series A Preferred Stock and holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of Common Stock, and by reason of their ownership thereof, the amounts set forth in the first sentence of Section 3(b) of the Corporation's Certificate of Designation of Preferences and Rights of the Series A Preferred Stock (the "Series A Certificate") and the Certificate of Designation of Preferences and Rights of the Series B Preferred Stock (the "Series B Certificate"), respectively. The Series A Preferred Stock and the Series B Preferred Stock shall rank on a parity as to receipt of their respective preferential amounts for each such series upon the occurrence of such event. If, after giving effect to Section 3(b) above, the remaining assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock and holders of Series B Preferred Stock of the full preferential amounts set forth in the Series A Certificate and Series B Certificate, respectively, then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of Series A Preferred Stock and holders of Series B Preferred Stock ratably in proportion to the full preferential amounts which they would be entitled to receive pursuant to the Series A Certificate and Series B Certificate, respectively, after giving effect to Section 3(b) above.

               (ii) After payment of the full preferential amounts has been made to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock pursuant to the Series A Certificate, the Series B Certificate, Series C Certificate and this Certificate of Designation, respectively, if any remaining assets of the Corporation are available for distribution to stockholders, the holders of Common Stock and holders of Preferred Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to stockholders ratably in proportion to the shares of Common Stock then held by them and the shares of Common Stock to which they have the right to acquire upon conversion of the shares of Preferred Stock held by them; provided, however, that (i) at such time as the distribution of amounts per share to the holders of Series A Preferred Stock pursuant to Section 3(b) and Section 3(c) of the Series A Certificate shall equal in the aggregate three (3) times the Original Series A Price (as defined in the Series A Certificate and as adjusted for any Recapitalization Event), such holders of Series A Preferred Stock shall not be entitled to any further distribution with respect to shares of Series A Preferred Stock, (ii) at such time as the distribution of amounts per share to the holders of Series B Preferred Stock pursuant to Section 3(b) and Section 3(c) of the Series B Certificate shall equal in the aggregate three (3) times the Original Series B Price (as adjusted for any Recapitalization Event), such holders of Series B Preferred Stock shall not be entitled to any further distribution with respect to shares of Series B Preferred Stock, (iii) at such time as the distribution of amounts per share to the holders

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of Series C Preferred Stock pursuant to Section 3(b) and Section 3(c) of the
Series C Certificate shall equal in the aggregate three (3) times the Original Series C Price (as adjusted for any Recapitalization Event), such holders of Series C Preferred Stock shall not be entitled to any further distribution with respect to shares of Series C Preferred Stock, and (iv) at such time as the distribution of amounts per share to the holders of Series D Preferred Stock pursuant to Section 3(b) and this Section 3(c) shall equal in the aggregate three (3) times the Original Series D Price (as adjusted for any Recapitalization Event), such holders of Series D Preferred Stock shall not be entitled to any further distribution with respect to shares of Series D Preferred Stock.

               (d) Final Distribution. After payment has been made to the holders of Common Stock and holders of Preferred Stock as set forth in Section 3(c)(ii), any remaining assets including funds legally available for distribution hereunder shall be distributed ratably among the holders of Common Stock and holders Series C Preferred Stock based on the number of shares of Common Stock held by each and issuable upon conversion of the Series C Preferred Stock.

               (e) Consent to Distributions. Each holder of Preferred Stock shall be deemed to have consented to distributions made by the Corporation or its subsidiaries in connection with the repurchase of shares of the Corporation's capital stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase.

     4. VOTING RIGHTS.

     The holders of the shares of Series D Preferred Stock shall vote together with the Common Stock as though part of that class and shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series D Preferred Stock could be converted under Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of shares of Series D Preferred Stock shall be entitled to vote as a separate class on any matter as to which such class would be entitled to vote under applicable law.

     5. CONVERSION.

          (a) Right to Convert. Each share of Series D Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at the office of the Corporation or any transfer agent of the Corporation for the Series D Preferred Stock after the Corporation has amended its Certificate of Incorporation, upon securing the requisite approval of the Board of Directors and the Corporation's stockholders, to increase the authorized number of shares of Common Stock (the "Charter Amendment"). Each share of Series D Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series D Price by the Series D Conversion Price (determined as provided herein) in effect at the time of conversion. The "ORIGINAL SERIES D PRICE" shall be $1,200 and the initial "SERIES D CONVERSION PRICE" shall be (i) with

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respect to the Series D-1 Preferred Stock, $0.093 (ii) with respect to the
Series D-2 Preferred Stock, the price equal to seventy percent (70%) of the average of the closing sales prices of the Corporation's Common Stock, as quoted on the stock exchange or national market system on which the Corporation's Common Stock trades and as reported in the Wall Street Journal or similar publication, for the thirty (30) days prior to the date on which the Corporation provides notice to the holders of Series D Preferred Stock regarding the sale of shares of Series D-2 Preferred Stock, (iii) with respect to the Series D-3 Preferred Stock, the price equal to seventy percent (70%) of the average of the closing sales prices of the Corporation's Common Stock, as quoted on the stock exchange or national market system on which the Corporation's Common Stock trades and as reported in the Wall Street Journal or similar publication, for the thirty (30) days prior to the date on which the Corporation provides notice to the holders of Series D Preferred Stock regarding the sale of shares of Series D-3 Preferred Stock, (iv) with respect to the Series D-4 Preferred Stock, the price equal to seventy percent (70%) of the average of the closing sales prices of the Corporation's Common Stock, as quoted on the stock exchange or national market system on which the Corporation's Common Stock trades and as reported in the Wall Street Journal or similar publication, for the thirty (30) days prior to the date on which the Corporation provides notice to the holders of Series D Preferred Stock regarding the sale of shares of Series D-4 Preferred Stock, and (v) with respect to the Series D-5 Preferred Stock, the price equal to seventy percent (70%) of the average of the closing sales prices of the Corporation's Common Stock, as quoted on the stock exchange or national market system on which the Corporation's Common Stock trades and as reported in the Wall Street Journal or similar publication, for the thirty (30) trading days prior to the date on which the Corporation provides notice to the holders of Series D Preferred Stock regarding the sale of shares of Series D-5 Preferred Stock. The number of shares of Common Stock into which each share of Series D Preferred Stock may be converted is hereinafter referred to as the "SERIES D CONVERSION RATE" of the Series D Preferred Stock. The Series D Conversion Price shall be subject to adjustment as set forth in Section 5(b) below.

          (b) Adjustments to Series D Conversion Price.

                    (i) Special Definitions. For purposes of this Section 5(b), the following definitions shall apply:

                         (A) "OPTIONS" shall mean rights, options or warrants to
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

                         (B) "CONVERTIBLE SECURITIES" shall mean any evidences
of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                         (C) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all
shares of Common Stock issued (or, pursuant to Section 5(b)(iii) below, deemed to be issued) by the Corporation after the Series D Original Issue Date (as defined below), other than shares of Common Stock issued or issuable:

                              (I) upon conversion of shares of Preferred Stock;

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                              (II) to officers, directors or employees of, or
consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement approved by the Board of Directors, up to a maximum number of shares of Common Stock (assuming full conversion of any such convertible securities into Common Stock) equal to 25% of the then outstanding shares of the Company's Common Stock and Preferred Stock (as converted);

                              (III) in connection with the acquisition by the
Corporation of another business entity or majority ownership thereof approved by the Board of Directors;

                              (IV) to lease companies, real estate lessors,
banks or financial institutions, whether shares or warrants, in connection with any lease or debt financing transaction approved by the Board of Directors;

                              (V) upon exercise of warrants outstanding as of
the date of this Certificate of Designation, including, without limitation, warrants issued to holders of Preferred Stock;

                              (VI) in connection with a transaction described in
Section 5(b)(vi);

                              (VII) in connection with a strategic investment
and/or acquisition of technology or intellectual property approved by the Board of Directors;

                              (VIII) by way of dividend or other distribution on
shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (I) through (VII).

                         (D) "SERIES D ORIGINAL ISSUE DATE" shall mean the date
on which the Series D Preferred Stock is first issued by the Corporation.

                    (ii) No Adjustment of Series D Conversion Price. No adjustment in the Series D Conversion Price shall be made with respect to the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series D Conversion Price in effect on the date of, and immediately prior to, such issue.

                    (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of the Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or

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Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date:


                         (A) except as provided in Section 5(b)(iii)(B) and
5(b)(iii)(C) below, no further adjustment in the Series D Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (B) if such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), a Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                         (C) upon the expiration of any such Options or
Convertible Securities, the Series D Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or Convertible Securities; and

                         (D) no readjustment pursuant to Section 5(b)(iii)
clauses (B) and (C) above shall have the effect of increasing the Series D Conversion Price to an amount which exceeds the lower of (1) the Series D Conversion Price on the original adjustment date or (2) the Series D Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                    (iv) Adjustment of Series D Conversion Price Upon Issuance of Additional Shares of Common Stock Below Purchase Price. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(b)(iii)), after the Series D Original Issue Date, without consideration or for a consideration per share less than the Series D Conversion Price for the Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series D-4 Preferred Stock and/or Series D-5 Preferred Stock, as applicable, in effect on the date of and immediately prior to such issue, then and in each such event the Series D Conversion Price for any such series shall automatically be adjusted as set forth in this Section 5(b)(iv), unless otherwise provided in this Section 5(b)(i).

                         (A) Adjustment Formula. Whenever the Series D
Conversion Price for a particular series of Series D Preferred Stock is adjusted by Section 5(c)(iv), the new Series D Conversion Price for such series shall be determined by multiplying the Series D Conversion Price then in effect for such series by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for

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the total number of Additional Shares of Common Stock so issued would purchase at such Series D Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issues plus the number of such additional shares of Common Stock so issued. For the purposes of this paragraph, the number of outstanding shares of Common Stock shall be deemed to include the Common Stock issuable on conversion of all other outstanding Preferred Stock, upon conversion or exercise of any other outstanding Convertible Securities and upon exercise of all Options (and assuming conversion of Convertible Securities issuable upon exercise of Options).

                    (v) Determination of Consideration. For purposes of this
Section 5(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (A) Cash and Property: Such consideration shall:

                              (1) insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

                              (2) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined by Board in the good faith exercise of its reasonable business judgment; and

                              (3) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

                         (B) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(c), relating to Options and Convertible Securities, shall be determined by dividing:

                              (1) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                              (2) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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                    (vi) Other Adjustments to Series D Conversion Price.

                         (A) Subdivisions, Combinations, or Consolidations of
Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the Series D Original Issue Date, the Series D Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                         (B) Distributions Other Than Cash Dividends Out of
Retained Earnings. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise adjusted in this Section 5(c)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that the holders of Series D Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series D Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series D Preferred Stock.

                         (C) Adjustment for Common Stock Dividends and
Distributions. If, after the Series D Original Issue Date, the Corporation at any time or from time to time makes, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series D Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series D Conversion Price then in effect by a fraction of (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series D Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series D Conversion Price shall be adjusted pursuant to this
Section 5(c)(vi)(C) to reflect the actual payment of such dividend or distribution.

                         (D) Reclassifications and Reorganizations. In the case,
at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the

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Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Series D Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Series D Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder had converted the holder's shares of the Series D Preferred Stock into Common Stock. The provisions of this Section 5(c)(vi)(D) shall similarly apply to successive reorganizations, reclassifications or consolidations.

          (c) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series D Conversion Price for a particular series of Series D Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of the Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series D Conversion Price for such series of Series D Preferred Stock at the time in effect and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of such series of Series D Preferred Stock.

          (d) Mechanics of Conversion. Before any holder of Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 5(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 5(b) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 5(b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Section 5(b) above, the outstanding shares of Series D Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series D

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Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

          (e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series D Preferred Stock. In lieu of any fractional shares to which the holder of Series D Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors of the Corporation. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series D Preferred Stock of each holder at the time converting into Common Stock.

          (f) No Dilution or Impairment. Without the consent of the holders of Series D Preferred Stock in accordance with Section 7, the Corporation will not amend this Certificate of Designation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against dilution or other impairment.

          (g) Status of Converted Shares. No shares of Series D Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion be appropriately canceled on the books of the Corporation and shall be restored to the status of authorized but unissued Preferred Stock of the Corporation, undesignated as to series.

          (h) Reservation of Stock Issuable Upon Conversion. Following the occurrence of the Charter Amendment, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series D Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     6. NOTICES.

     All notices, requests and other communications shall be in writing addressed to the Corporation at its principal office or to the holders of Series D Preferred Stock at their addresses appearing on the stock ownership records of the Corporation and delivered by a nationally recognized overnight mail carrier, certified mail return receipt requested or facsimile. Any

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notice sent by nationally-recognized overnight mail carrier shall be deemed to be delivered on the expected date of delivery. Any notice sent by certified mail, return receipt requested, shall be deemed to be delivered 3 days after mailing. Any notice sent by facsimile shall be deemed delivered upon the receipt by sender of written confirmation of transmission.

     7. PROTECTIVE PROVISION. Without the prior consent of the holders of a majority of the then-outstanding shares of Series D Preferred Stock, the Corporation shall not amend this Certificate of Designation so as to modify the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Series D Preferred Stock. This Section 7 shall terminate with respect to a holder of Series D Preferred Stock as of the date such holder no longer holds a majority of the shares of Series D Preferred Stock initially issued to such holder by the Corporation. Notwithstanding the foregoing, any new series of Preferred Stock may be authorized without restriction, with rights on a parity with or superior to the Series D Preferred Stock, by resolution of the Corporation's Board of Directors, to the extent permitted by Section 151 of the General Corporation Law of the State of Delaware, without the separate vote or consent of the holders of Series D Preferred Stock.

     8. STATUS OF CONVERTED SHARES.

     If shares of Series D Preferred Stock are converted pursuant to Section 5 hereof, the shares so converted shall, upon the filing of a certificate with the Delaware Secretary of State, resume the status of authorized but unissued shares of Preferred Stock of the Corporation.

     9. AMENDMENTS AND WAIVERS.

     Any right, preference, privilege or power of, or restriction provided for the benefit of, the Series D Preferred Stock set forth herein may be amended and the observation thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Corporation and the affirmative vote or written consent of the holders of not less than a majority of the shares of Series D Preferred Stock then outstanding, and any amendment or waiver so effected shall be binding upon the Corporation and all holders of Series D Preferred Stock.

                                      * * *

     RESOLVED FURTHER, that the Chairman of the Board, the President or any Vice President, and the Secretary, the Chief Financial Officer or any Assistant Secretary or Assistant Treasurer of the Corporation are each authorized to execute, acknowledge and file a certificate of designation for the Series D Preferred Stock in accordance with Section 103 of the Delaware General Corporation Law."



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     IN WITNESS WHEREOF, I have executed this Certificate and do affirm under penalty of perjury that the foregoing is the act and deed of the Corporation and that the facts stated herein are true as of this 1st day of June, 2004.



                                             /s/ Elizabeth Hambrecht
                                             -----------------------------------
                                             Elizabeth Hambrecht
                                             President & Chief Financial Officer

























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